Exhibit 99.1

  DeVry Inc. Announces Fall Enrollments at DeVry University and Ross University

    OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--Dec. 7, 2004--DeVry Inc. (NYSE:DV), an international higher-education company, today reported enrollment at DeVry University for the 2004 fall term and at Ross University for the fall term that began in September.
    New undergraduate student enrollment for the 2004 fall term was 10,018, compared with 10,633 in the previous year, a decrease of 5.8 percent. Total undergraduate student enrollment in the 2004 fall term was 39,450, a decline of 8.3 percent, compared to 43,001 for the 2003 fall term.
    At DeVry University's Keller Graduate School of Management (KGSM), the number of coursetakers for the 2004 November term increased 9.7 percent to 12,368 compared with 11,274 in the November term last year.
    The total number of online undergraduate and graduate coursetakers for the 2004 fall term increased almost 79 percent to 16,236 compared with 9,077 in the same term a year ago.
    The total number of students enrolled at Ross University for the 2004 September term was 3,353 compared to 3,174 in the same period last year, an increase of 5.6 percent.
    "Enrollment in online courses and at Keller Graduate School of Management continued to show solid growth during the 2004 fall term as our business programs remain in high demand and an increasing number of undergraduate students took advantage of DeVry's high-quality online offerings," said Ronald Taylor, chief executive officer of DeVry Inc. "Lower full-time undergraduate enrollment at DeVry University will remain the principal factor impacting the company's financial performance for the remainder of fiscal 2005."
    Daniel Hamburger, president and chief operating officer, commented, "We have already made good progress in identifying the factors affecting undergraduate enrollment and have put in place a turnaround plan. This plan includes addressing our marketing deficiencies, regaining and improving recruiting productivity, making program and delivery options more competitive, and improving operational effectiveness. The management team is optimistic that these actions will positively influence undergraduate enrollments beginning with the 2005 summer class," concluded Hamburger.
    The company also said it will continue with its plan to build the infrastructure necessary to support anticipated long-term growth at Ross University. Taylor added, "Ross enrollments slowed during the September term as we implemented a more controlled and measured expansion plan at these facilities. We are projecting flat enrollment for Ross in the near term as we implement measures to assure that Ross continues to produce high quality graduates."
    In addition, Becker Professional Review recently realigned its fiscal calendar to match the calendar of DeVry Inc. Compared to the previous year, the company expects lower fiscal 2005 second quarter results at Becker due to the inconsistency of the comparable periods and a change in the flow of course enrollments for CPA candidates. The company also stated that fiscal 2005 third quarter results are expected to be higher than the prior year and believes that on an annual basis, overall results in 2005 will exceed results in 2004.
    DeVry Inc. will hold a conference call to discuss fall enrollment results for DeVry University and Ross University on December 7, 2004 at 3:30 p.m. central time (4:30 p.m. eastern time). The conference call will be led by Ronald Taylor, chief executive officer, Daniel Hamburger, president and chief operating officer, and Norman Levine, senior vice president and chief financial officer.
    For those wishing to participate by telephone, dial 800-218-0204 (domestic) or 303-205-0033 (international). DeVry Inc. will also broadcast the conference call live via the Internet. Interested parties may access the web cast through the Investor Relations section of the company's web site at http://www.shareholder.com/devry/medialist.cfm. Please access the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.
    The company will archive a telephone replay of the call until December 16, 2004. To access the replay, dial 800-405-2236 (domestic) or 303-590-3000 (international), passcode 11015782. To access the web cast replay, visit http://www.shareholder.com/devry/medialist.cfm.


Fall 2004 Enrollment Results
----------------------------
DeVry University (excluding Toronto)   Fall 2004  Fall 2003  Increase/
                                                            (Decrease)
New undergraduate students
 (onsite/online)                         10,018     10,633      (5.8%)
Total undergraduate students
 (onsite/online)                         39,450     43,001      (8.3%)

                                        November   November  Increase/
                                          2004       2003   (Decrease)

Graduate coursetakers (onsite/online)    12,368     11,274        9.7%
Online coursetakers(a)                   16,236      9,077       78.9%

                                       September  September  Increase/
                                          2004       2003   (Decrease)

Ross University                           3,353      3,174        5.6%

(a) Online coursetakers are included in the total undergraduate and graduate enrollment number.


    DeVry Inc. (NYSE:DV) is the holding company for DeVry University, Ross University and Becker Professional Review. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, business and management. Ross University, through its schools of Medicine and Veterinary Medicine, offers both doctor of medicine and doctor of veterinary medicine degrees. Becker Professional Review provides preparatory coursework for the certified public accountant, certified management accountant and chartered financial analyst exams. DeVry Inc. is based in Oakbrook Terrace, Ill. For more information about the company, visit http://www.devry.com.

    Certain information contained in this release may constitute forward-looking statements pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such statements may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Potential risks and uncertainties include, but are not limited to, market conditions, dependence on student financial aid, state and provincial approval and licensing requirements, and the other factors detailed in the company's Securities and Exchange Commission filings, including those discussed in Part I in the Company's Annual Report on Form 10-K.

    CONTACT: DeVry Inc.
             Joan Bates (Investors), 630-574-1949
             or
             Linden Alschuler & Kaplan
             Hannah Arnold (Media), 212-575-4545